NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: November 3, 2003 CONTACT: Darwin L. Stump

(304) 842-3597

http://www.petd.com

PETROLEUM DEVELOPMENT POSTS RECORD THIRD QUARTER AND NINE MONTH RESULTS

THIRD QUARTER PRODUCTION UP 49% AND NET INCOME UP 485% FROM 2002:

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced record net income and production for both the third quarter and first nine months of 2003. Net income for the third quarter of 2003 was $5.2 million ($.31 per diluted share) compared to $889,000 ($.05 per diluted share) for the same period in 2002. Net income for the nine months of 2003 was $14.6 million ($.90 per diluted share) compared to $6.2 million ($.38 per diluted share) for the nine months of 2002. Record oil and gas production, higher oil and gas sales prices, and the increased level of drilling activity contributed to the 485% increase in net income for the third quarter of 2003 and 134% increase in net income for the first nine months of 2003. Oil and gas production for the third quarter and first nine months of 2003 compared to 2002 increased 49% and 25%, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$47,207,900	$28,148,600	$143,394,800	$97,703,400
Income before income taxes and cumulative effect of change in accounting principle	$ 7,767,000	$1,121,400	$22,131,600	$8,842,800

Net income	$ 5,203,900	$ 889,000	$14,629,600	$6,239,900
Basic earnings per share	$ .33	$ .06	$ .93	$ .39
Diluted earnings per share	$ .31	$ .05	$ .90	$ .38
Weighted average common shares outstanding	15,636,787	15,734,767	15,670,092	15,910,711
Weighted average common and common equivalent shares outstanding	16,294,616	15,942,015	15,910,711	16,209,376

Steven R. Williams, President of Petroleum Development, said, "Historically the third quarter has been our weakest quarter because of lower natural gas prices and slow drilling activity. This year neither of those factors was an issue, and the excellent results reflect strong performance in all areas of the Company's operations. Our production increased by 49% in the third quarter compared to the same period in 2002, and is up 25% for the first nine months. Third quarter energy prices were up slightly to $4.58 per thousand cubic feet equivalent ("Mcfe"), compared to the $4.44 per Mcfe average for the first six months of 2003. This increase reflects the strong overall energy market and the improved prices in Colorado since the start-up of the Kern River Pipeline expansion.

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This is a significant increase from the $2.67 per Mcfe we received in the third quarter of 2002. A third factor in the results was strong drilling revenue. Our second drilling partnership of 2003 was closed early with the maximum allowable subscriptions of $17.5 million, allowing us to continue an active development program throughout the third quarter."

Operations

Production from the 166 producing wells acquired from Williams Production RMT Company ("Williams") in the second quarter is slightly better than projected at the time of purchase. The total cost of the acquisition was $28 million, and it added an estimated 26 Bcf to the Company's oil and gas reserves.

Third quarter production was also enhanced by the results of the Company's Wattenberg Field Codell formation recompletion program. During the first nine months of 2003, PDC conducted an aggressive recompletion program on Wattenberg field wells acquired in 1999 and 2000. A total of 48 wells have been recompleted during 2003 of which 17 of the 48 were returned to production in the first quarter, 22 in the second quarter, and nine in the third quarter. Cost of the recompletions finished to date is approximately $6.0 million. Because the incremental reserves tapped by the recompletions were included in the Company's 2002 proved developed reserves, little or no impact to the Company's total reserves is anticipated due to the recompletions. The Company plans to continue the recompletion program during the remainder of 2003 and into 2004. The Company also purchased an additional working interest in the wells drilled with the PDC 2003-A Partnership, such wells started producing during the third quarter of 2003. The following table summarizes the impact of the Williams acquisition and the recompletions on 2003 production.

	Mcfe
	1st Quarter	2nd Quarter	3rd Quarter	Total
Recompletions	40,000	161,000	223,000	424,000
Williams	-	453,000	573,000	1,026,000
	40,000	614,000	736,000	1,450,000

During the third quarter, PDC drilled 22 new wells all of which were successful. This brings the total for the year to 75 wells with no dry holes. Eighteen of the third quarter wells were drilled in Wattenberg field, and four were drilled in the Piceance Basin. This brings the totals to 61 Wattenberg and 14 Piceance Basin wells for the year. The Company plans to continue to conduct all of its 2003 drilling activities in these two areas.

Third quarter drilling revenue was up to $14.1 million in 2003 compared to $9.4 million for the same period of 2002. The increase reflects greater sales of the Company's public drilling partnerships which are running at a record pace. The Company sold the maximum allowable amount of $17.5 million in the second partnership with drilling commencing in the third quarter and continuing throughout the reminder of 2003. As a result of the higher sales the Company also had a greater drilling backlog at the end of the third quarter of 2003 compared to the same date in 2002 ($17.7 million compared to $8.2 million). We expect the third partnership to close this week, also with the maximum subscription amount of $17.5 million, and sales of the fourth partnership are continuing at a record pace. Drilling of the third partnership's wells will begin in the fourth quarter and continue during the first quarter of 2004. The wells for the final partnership which is scheduled to close on December 31st will be drilled in 2004. The combination of the backlog and the new sales is expected to result in continued strong drilling results in the fourth quarter and into 2004.

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As previously mentioned the Company had record oil and gas production for both the third quarter and the first nine months of 2003. Revenue from sales of oil and gas from the Company's interests in wells was $13.1 million for the third quarter of 2003 compared with $5.1 million for the same period in 2002. The increase reflects a 48.5% increase in production, and an increase in the average sales price from $2.67 per Mcfe in the third quarter of 2002 to $4.58 per Mcfe in 2003.

Production by area of operations is as follows:

	Three Months Ended September 30, 2003			Three Months Ended September 30, 2002
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	1,121	485,968	492,694	1,145	525,531	532,401
Michigan Basin	1,616	449,457	459,153	1,887	528,906	540,228
Rocky Mountains	77,367	1,442,556	1,906,758	47,518	566,510	851,618
Total	80,104	2,377,981	2,858,605	50,550	1,620,947	1,924,247

Average Price	$28.42	$4.55	$4.58	$26.39	$2.35	$2.67
	Nine Months Ended September 30, 2003			Nine Months Ended September 30, 2002
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	3,135	1,459,414	1,478,224	3,873	1,573,698	1,596,936
Michigan Basin	4,910	1,382,532	1,411,992	6,492	1,638,702	1,677,654
Rocky Mountains	187,194	3,297,830	4,420,994	164,405	1,604,875	2,591,305
Total	195,239	6,139,776	7,311,210	174,770	4,817,275	5,865,895

Average Price	$28.05	$4.46	$4.50	$22.89	$2.49	$2.73

Natural Gas Marketing and Well Operations

Sales of gas by Riley Natural Gas, the Company's gas marketing subsidiary totaled $17.7 million for the quarter with a profit of $222,600, compared to sales of $11.7 million and a loss of $61,300 in the third quarter of 2002. Well operations and pipeline income also increased as the Company added to the properties it operates for others, primarily Company-sponsored partnerships.

Hedging of Commodity Transactions

PDC has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of natural gas. The volumes shown are estimates of the hedges currently in place on PDC's share of production:

	Floors		Ceilings
Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
NYMEX Based Hedges - Appalachian and Michigan Basins
Oct 2003	114,000	$3.40	57,000	$3.80
	122,000	$4.50	122,000	$5.30
	114,000	$4.25
Nov 2003	114,000	$4.30	57,000	$5.20
Dec 2003	114,000	$4.45	57,000	$5.30
Jan 2004	114,000	$4.45	57,000	$5.40
Feb 2004	114,000	$4.30	57,000	$5.25
Mar 2004	114,000	$4.20	57,000	$5.00
Apr 2004 - Oct 2004	81,000	$4.00	81,000	$5.65

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Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Oct 2003	32,000	$2.50	8,000	$3.13
Nov 2003 - Mar 2004	20,000	$3.50	20,000	$5.255
Apr 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
NYMEX Based Hedges (Williams acquisition)
Oct 2003 - Dec 2004	150,000	$4.50

The company also had in place as of September 30, 2003 hedges on 4,800 barrels a month for its Wattenberg Field oil production for the period from October, 2003 through December, 2003 at a price of $30.00 per barrel. The company hedges prices for its partners' share of production as well as its own production. Actual wellhead prices will vary based on local contract conditions, gathering and other costs and factors.

Planned Activities

The Company expects to close one additional drilling partnership during 2003, and purchase a 20% interest in the partnership. If current trends continue the Company expects 2003 partnership sales to exceed 2002 levels by a significant margin. The maximum amount of interests that could be sold in the final 2003 partnership is $35 million. If the partnership is fully subscribed it would result in total partnership sales for the year of $78 million. Recompletion activity in Wattenberg field will resume following the fall harvest season as services and equipment are available. Most of the wells are located on land under cultivation therefore continuing operations during the growing season results in greater costs for crop damages.

Earnings Conference Call and Institutional Investor Meetings

An earnings conference call is scheduled for 3 PM ET on Tuesday November 4. Log on to the web address above or call (913) 981-5532 (Confirmation Code 552338) for telephone participation. Following the call the management of the Company has also scheduled a series of meetings with current and potential institutional investors. A copy of the PowerPoint presentation that will be the basis of those meetings has been posted at the Company's website (http://www.petd.com) and may be accessed by any interested investor. A paper copy of the presentation can be requested by calling (304) 842-3597 and asking for investor relations.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months and Nine Months ended September 30, 2003 and 2002

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Oil and gas well drilling operations	$14,080,100	$ 9,409,800	$47,444,000	$43,834,900
Gas sales from marketing activities	17,686,100	11,672,800	56,644,400	32,116,900
Oil and gas sales	13,088,200	5,140,500	32,866,200	16,012,000
Well operations and pipeline income	1,865,200	1,474,500	5,282,100	4,405,800
Other income	488,300	451,000	1,158,100	1,333,800

	47,207,900	28,148,600	143,394,800	97,703,400

Costs and expenses:
Cost of oil and gas well drilling operations	11,955,700	8,541,300	39,751,500	37,110,600
Cost of gas marketing activities	17,463,500	11,734,100	55,923,100	32,164,800
Oil and gas production costs	3,986,200	2,158,500	10,303,600	6,433,900
General and administrative expenses	1,377,300	1,069,900	3,741,600	3,073,000
Depreciation, depletion, and amortization	4,243,200	3,123,600	10,632,400	9,083,300
Interest	415,000	399,800	911,000	995,000

	39,440,900	27,027,200	121,263,200	88,860,600

Income before income taxes and cumulative effect of change in accounting principle	7,767,000	1,121,400	22,131,600	8,842,800

Income taxes	2,563,100	232,400	7,303,400	2,602,900

Net income before cumulative effect of change in accounting principle	5,203,900	889,000	14,828,200	6,239,900

Cumulative effect of change in accounting principle (net of taxes of $121,700)	-	-	(198,600)	-

Net income	$5,203,900	$ 889,000	$14,629,600	$ 6,239,900

Basic earnings per common share before accounting change	$0.33	$0.06	$0.94	$0.39

Cumulative effect of change in accounting principle	$ -	$ -	$(0.01)	$ -

Basic earnings per common share	$0.33	$0.06	$0.93	$0.39

Diluted earnings per share before accounting change	$0.31	$0.05	$0.91	$0.38

Cumulative effect of change in accounting principle	$ -	$ -	$(0.01)	-

Diluted earnings per share	$0.31	$0.05	$0.90	$0.38

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Non-GAAP Financial Measure

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a valuable measure for estimating the value of the company's operations.

	Three months Ended September 30,		Nine months Ended September 30,
	2003	2002	2003	2002
Net income	$5,203,900	$889,000	$14,629,600	$6,239,900
Deferred income tax expense	1,696,300	268,800	4,893,200	2,119,400
Depreciation, depletion and amortization	4,243,200	3,123,600	10,632,400	9,083,300
Adjusted cash flow	$11,143,400	$4,281,400	$30,155,200	$17,442,600

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